Exhibit 10.90
EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

NATIONAL INVESTMENT MANAGERS INC.,

PENSION TECHNICAL SERVICES, INC.,

RALPH W. SHAW, individually,

and

EILEEN A. BALDWIN-SHAW, individually

Dated as of September 25, 2008

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits

ExhibitA	Form of Notes
ExhibitB	Form of E. Shaw Employment Agreement
ExhibitC	Form of R. Shaw Employment Agreement
ExhibitD	Form of Release

Disclosure Schedules

Schedule1.1(a)	Adjusted EBITDA Principles
Schedule1.1(b)	Bonus Amounts
Schedule1.1(c)	Permitted Exceptions
Schedule2.5	Wire Accounts
Schedule4.4	Consents
Schedule5.1	Foreign Qualifications
Schedule5.3	Capitalization
Schedule5.4(b)	Leased Real Property
Schedule5.4(c)	Tangible Personal Property
Schedule5.4(d)	Violations
Schedule5.5	Litigation
Schedule5.8	Conduct of Business
Schedule5.9(a)	Union and Employee Contracts
Schedule5.9(b)	List of Employees, Etc.
Schedule5.10(a)	Employee Benefit Plans
Schedule5.11	Environmental
Schedule5.12	Contracts
Schedule5.13	Permits
Schedule5.14	Intellectual Property
Schedule5.15	Insurance
Schedule5.16(a)	Financial Statements
Schedule5.17	Liabilities
Schedule5.19	Bank Accounts
Schedule5.20	Terms and Conditions
Schedule5.21	Indebtedness
Schedule5.22(j)	Tax Jurisdictions
Schedule5.23	Material Customers
Schedule5.25	Related Party Transactions
Schedule8.1(e)	Excluded Assets

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 25, 2008 (this “Agreement”), is by and among National Investment Managers Inc., a Florida corporation (the “Purchaser”), Pension Technical Services, Inc. d/b/a REPTECH Corp., a Colorado corporation (the “Company”), Ralph W. Shaw, an individual resident of the State of Colorado (“R. Shaw”), and Eileen A. Baldwin-Shaw, an individual resident of the State of Colorado (“E. Shaw”, and together with R. Shaw, the “Sellers”). The Purchaser, the Sellers and the Company are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party”.

BACKGROUND

A. The Sellers are the registered and beneficial owners of all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B. The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares, subject to the terms and conditions contemplated by this Agreement.

C. The respective Boards of Directors of the Purchaser and the Company have each determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and shareholders and accordingly have approved such transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

I. DEFINITIONS

“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.

“Adjusted EBITDA” means EBITDA, as adjusted in accordance with the principles set forth in Schedule 1.1(a).

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or any of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Bonus Amounts” means any and all bonus and incentive compensation amounts payable to the officers, directors, employees and consultants of the Company (including the employer portion of any employment, payroll or unemployment taxes related to such Bonus Amounts), which amounts and employees are set forth on Schedule 1.1(b). The certificate referenced in Section 3.2(l) sets forth the entire amount of the Bonus Amounts (indicating the amount and the Person to whom such Bonus Amount has been paid or is owed).

“Bonus Payment” has the meaning set forth in Section 8.2(c).

“Cash Proceeds” has the meaning set forth in Section 2.3(a).

“Cash Purchase Price” has the meaning set forth in Section 2.3(a).

“Claims” has the meaning set forth in Section 10.2(b).

“Claims Notice” has the meaning set forth in Section 10.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 8.2(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company’s Knowledge” means the knowledge obtained or obtainable after due inquiry by either Seller or any officer or director of the Company.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Contracts” means all written and oral contracts, agreements (including, without limitation, employment agreements and non-competition agreements), leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders and proposals.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Conversion Transaction” means a merger, consolidation, recapitalization or other transaction to which the Purchaser is a party that results in the Purchaser Shares being converted into the right to receive cash or other securities.

“E. Shaw” has the meaning set forth in the Preamble.

“E. Shaw Employment Agreement” has the meaning set forth in Section 3.2(c).

“EBITDA” means the earnings of the Company before deduction for interest, taxes, depreciation and amortization, determined in accordance with GAAP.

“EBITDA Shortfall” has the meaning set forth in Section 2.6(b)(i).

“Employee Plan” and “Employee Plans” have the meaning set forth in Section 5.10(a).

“Employment Agreements” has the meaning set forth in Section 3.2(d).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, or indoor air, including, without limitation, any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” shall mean any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company has been handled, treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” shall mean any Law relating to health or safety or protection of the Environment, Releases of Hazardous Materials or injury to persons relating to exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess EBITDA” has the meaning set forth in Section 2.6(b)(iii).

“Excluded Assets” has the meaning set forth in Section 8.1(e).

“Expiration Date” has the meaning set forth in Section 10.3(a).

“Extension” has the meaning set forth in Section 5.22(a).

“Fair Market Value” means the average closing price of Purchaser Common Stock as quoted on the OTC Bulletin Board (or other exchange in which Purchaser Common Stock may then be quoted) over a period of 5 consecutive trading days, the latest of which will be the trading day immediately preceding the Closing Date.

“Final EBITDA” has the meaning set forth in Section 2.6(b)(i).

“Financial Statements” has the meaning set forth in Section 5.16(a).

“First Measurement Period” has the meaning set forth in Section 2.6(a).

“Foreign Plan” has the meaning set forth in Section 5.10(k).

“GAAP” means accounting principles generally accepted in the United States of America as in effect on the Closing Date.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Gross Proceeds” has the meaning set forth in Section 2.3(a).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” shall mean any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, infectious or medical wastes, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to liability under any Environmental Law.

“Holdback Amount” means $150,000.

“Indebtedness” of any Person means: either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (including, without limitation, accounts and trade payables (whether or not invoiced)), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for income Taxes payable (other than VAT taxes incurred in the Ordinary Course of Business), (viii) for any deferred compensation or accrued incentive compensation, or (ix) for any severance payable to individuals or organizations; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date, (C) cash, book or bank account overdrafts and (D) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, any of the Sellers or any of their Affiliates.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Independent Arbitrator” has the meaning set forth in Section 2.6(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means all of the following that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the Closing Date or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; (c) copyrights and copyrightable works; (d) all registrations, applications and renewals for any of the foregoing; (e) trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); (f) computer software and websites (including, without limitation, source code and object code and any data and related documentation); (g) other intellectual property rights; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 5.14.

“Investment” means any equity interest, directly or indirectly, in any Person.

“IRCA” has the meaning set forth in Section 5.9(d).

“IRS” means the Internal Revenue Service.

“Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority as well as foreign collective bargaining agreements and regulations of the employers’ liability insurance association.

“Leased Real Property” has the meaning set forth in Section 5.4(b).

“Liability Claim” has the meaning set forth in Section 10.2(a).

“Liens” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 10.2(b).

“Loss” and “Losses” means all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements and, with respect to any Liability Claim asserted by a Purchaser Indemnified Party related to any inaccuracy or misrepresentation regarding the Company’s pre-Closing Adjusted EBITDA, diminution in value of the Company determined using the multiple of Adjusted EBITDA relied upon by the Purchaser to determine the Gross Proceeds.

“Measurement Periods” has the meaning set forth in Section 2.6(a).

“Non-Compete Period” means the 2-year period immediately following the Closing Date.

“Note” and “Notes” have the meaning set forth in Section 2.3(a).

“Objections Statement” has the meaning set forth in Section 2.6(a).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“OTC Bulletin Board” means the regulated electronic quotation service offered by the National Association of Securities Dealers that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” means any license, permit, authorization, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date and (b) those matters that are set forth on Schedule 1.1(c).

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.2(b).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.2(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Privilege Period” has the meaning set forth in Section 7.2(c)(iv).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Advisors” has the meaning set forth in Section 8.1(a).

“Purchaser Common Stock” means the common stock, par value $0.001 per share, of Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 10.1(a).

“Purchaser Shares” has the meaning set forth in Section 2.3(a).

“R. Shaw” has the meaning set forth in the Preamble.

“R. Shaw Employment Agreement” has the meaning set forth in Section 3.2(d).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 5.4(b).

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Restricted Territory” means: (a) the State of Colorado, each State contiguous thereto, and each State or Commonwealth in which the Company’s customers are located on the Closing Date; and (b) all of the specific customer accounts of the Company, whether within or outside of the geographic area described in clause (a) above, with which any of the Sellers had any contact or for which any of the Sellers had any responsibility (either direct or supervisory) immediately prior to the Closing, at any time during the 2-year period prior to the Closing, or at any time during the Non-Compete Period.

“Retained Accounts Receivable” means all accounts receivable and other receivables generated in the Ordinary Course of the Company’s business, including, without limitation, notes receivables of the Company existing as of the Closing Date. The certificate referenced in Section 3.2(l) sets forth a true and complete list of all Retained Accounts Receivable as of the Closing Date.

“Returns” means all returns, declarations, statements, reports, claims for refund, information returns and forms relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Second Measurement Period” has the meaning set forth in Section 2.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Preamble.

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company (including expenses incurred by the Company on behalf of the Sellers) relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by the Company triggered prior to or in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes). The certificate referenced in Section 3.2(l) sets forth the entire amount of the Selling Expenses (indicating the amount and the Person to whom such Selling Expense has been paid or is owed).

“Shares” has the meaning set forth in Background Paragraph A.

“Special Representations” means the representations and warranties listed in clauses (i), (ii) and (iii) of Section 10.3(a).

“Statement of Operations” has the meaning set forth in Section 2.6(a).

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” or “Subsidiaries” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Personal Property” has the meaning set forth in Section 5.4(c).

“Target EBITDA” means (a) with respect to the First Measurement Period, $761,585, and (b) with respect to the Second Measurement Period, $811,088.

“Tax” means any (a) foreign, United States federal, state, or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability for the payment of any amounts of any of the foregoing types as a result of being a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” means any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company.

Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Threat of Release” shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.

“Transfer Taxes” has the meaning set forth in Section 7.2(e).

II. PURCHASE AND SALE

2.1. Purchase and Sale of the Shares. At the Closing, the Purchaser shall purchase (or cause to be purchased) from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”).

2.2. Retained Assets. The Parties agree that the Company shall have the right, at or prior to the Closing, to distribute (a) all of the cash of the Company (other than customer deposits or advances for services not yet completed), (b) the Retained Accounts Receivable and (c) the Excluded Assets in accordance with Section 8.1(e), without adjustment to the Purchase Price.

2.3. Purchase Price.

(a) In full consideration for the transfer of the Shares, at the Closing, the Purchaser shall pay (or cause to be paid) to the Sellers an aggregate amount equal to $3,575,520 (in aggregate, the “Gross Proceeds”) (or such lesser amount resulting from deductions, if any, pursuant to this Section 2.3(a)) consisting of: (i) $1,937,760 in cash (the “Cash Proceeds”) minus (A) any and all outstanding Indebtedness of the Company as of the Closing Date, (B) any and all Selling Expenses, (C) any and all Bonus Amounts, and (D) the Holdback Amount (such amount resulting from the deductions, if any, to the Cash Proceeds is referred to herein as the “Cash Purchase Price”); (ii) $922,656 payable under two promissory notes (one payable 14 months after the Closing and one payable 26 months after the Closing, subject to extension as provided therein), each in the amount of $461,328 and substantially in the form attached hereto as Exhibit A (each, a “Note” and collectively, the “Notes”); and (iii) $715,104 payable in shares of Purchaser Common Stock, which number of shares shall be calculated pursuant to Section 2.4 (such number of shares resulting from the calculation, the “Purchaser Shares”, and together with the Cash Purchase Price and the Notes, the “Purchase Price”). Subject to the terms of Article X, on the 3-month anniversary of the Closing Date (but in no event before January 2, 2009), the Purchaser shall pay or cause to be paid to the Sellers the Holdback Amount, minus the amount required to satisfy any unresolved Claims made by the Purchaser or any Purchaser Indemnified Party in accordance with the terms of Article X. Simple interest shall accrue on the Holdback Amount, as the same may be reduced from time to time, at the rate of 6.00% computed on the basis of a 360-day year for the actual number of days from the Closing Date to the date paid. The Purchaser shall pay or cause to be paid to the Sellers all accrued but unpaid interest on the portion of the Holdback Amount actually paid to the Sellers concurrently with payment of such portion of the Holdback Amount. The Holdback Amount (or any portion thereof and including any interest thereon) shall be paid when due by bank wire transfer of immediately available funds to the account(s) designated pursuant to Section 2.5.

(b) At the Closing, the Purchaser shall pay (or cause to be paid) (i) to the Persons entitled thereto, all of the Indebtedness of the Company to the extent it is to be repaid in connection therewith as determined by the Purchaser, (ii) to the Persons entitled thereto, all of the Selling Expenses to the extent unpaid, and (iii) to the Persons entitled thereto, when due and payable and as reduced by applicable employment or withholding Taxes, the Bonus Amounts. The Purchaser may, at its option, pay the Bonus Amounts to the Company, which in turn shall pay such amounts to the Persons entitled thereto (less applicable employment or withholding Tax).

2.4. Calculation of the Number of Purchaser Shares. The number of the Purchaser Shares shall equal the quotient of (a) $715,104 divided by (b) the Fair Market Value of one share of Purchaser Common Stock as of the Closing Date.

2.5. Payment of the Purchase Price. On the Closing Date, the Purchaser shall (a) pay to the Sellers the Cash Purchase Price by bank wire transfer of immediately available funds to the account(s) listed on Schedule 2.5, and (b) deliver to the Sellers the Notes. As soon as is reasonably practicable after the Closing, the Purchaser shall deliver to the Sellers the Purchaser Shares. In no event will the Purchaser or the Company have any responsibility or liability for the allocation of the Purchase Price (including any payments for adjustments made thereto) between the Sellers or the distribution of the Purchase Price (including any payments for adjustments made thereto) between the Sellers.

2.6. Adjustments to the Notes.

(a) Statement of Operations Calculation. Within 60 days after each of (i) the period beginning on the first day of the first full calendar month following the Closing and ending on the day immediately preceding the one-year anniversary of such date (the “First Measurement Period”) and (ii) the period beginning on the day after expiration of the First Measurement Period and ending on the day immediately preceding the one-year anniversary of such date (the “Second Measurement Period”, and together with the First Measurement Period, the “Measurement Periods”), the Purchaser shall cause to be prepared and delivered to the Sellers a statement of operations of the Company (the “Statement of Operations”) for the applicable Measurement Period, determined in accordance with GAAP. Each Statement of Operations shall include a (A) calculation of the Company’s Adjusted EBITDA for the applicable Measurement Period, and (B) written determination of whether the Company achieved the Target EBITDA for such Measurement Period. If the Sellers have any objections to the Statement of Operations for the applicable Measurement Period, the Sellers shall deliver to the Purchaser a statement setting forth their objections thereto, including supporting calculations and documentation (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Statement of Operations for such Measurement Period, the Statement of Operations shall be final, binding and non-appealable by the Parties. The Sellers, on the one hand, and the Purchaser, on the other hand, shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of an Objections Statement, then the Sellers and the Purchaser shall submit such dispute for resolution to an independent accounting firm (the “Independent Arbitrator”) mutually appointed by the Sellers, on the one hand, and the Purchaser, on the other hand. If the Sellers, on the one hand, and the Purchaser, on the other hand, cannot agree on the identity of the Independent Arbitrator, then they shall select the Independent Arbitrator from a list of regional accounting firms that maintain offices in the Columbus, Ohio area; provided, however, no firm selected shall have (or have had) a material relationship with the Sellers, the Purchaser or their respective Affiliates. If either the Sellers, on the one hand, or the Purchaser, on the other hand, fail to cooperate in selecting the Independent Arbitrator, the cooperating Party may apply to the American Arbitration Association office located in Columbus, Ohio, which office shall have the power to designate the Independent Arbitrator. The Sellers and the Purchaser shall use their commercially reasonably efforts to cause the Independent Arbitrator to resolve all disagreements as soon as practicable. The resolution of the dispute by the Independent Arbitrator, or any written agreement of the Sellers and the Purchaser as to the resolution of such dispute, shall be final and binding on, and non-appealable by, the Parties. The costs and expenses of the Independent Arbitrator shall be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Sellers claim Adjusted EBITDA for the applicable Measurement Period is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Sellers, and if the Independent Arbitrator ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Sellers.

(b) Adjustments.

(i) If Adjusted EBITDA as finally determined pursuant to Section 2.6(a) (“Final EBITDA”) for the First Measurement Period is less than the Target EBITDA for the First Measurement Period, then the principal amount of the Note payable 14 months after the Closing (subject to extension as provided therein) shall decrease in an amount equal to the difference of (A) Target EBITDA minus (B) Final EBITDA, for the First Measurement Period (the “EBITDA Shortfall”).

(ii) If Final EBITDA for the Second Measurement Period is less than the Target EBITDA for the Second Measurement Period, then the principal amount of the Note payable 26 months after the Closing (subject to extension as provided therein) shall decrease in an amount equal to the difference of (A) Target EBITDA minus (B) Final EBITDA, for the Second Measurement Period.

(iii) If a reduction is made to the Note payable 14 months after the Closing (subject to extension as provided therein) pursuant to Section 2.6(b)(i) and Final EBITDA for the Second Measurement Period is greater than Target EBITDA for the Second Measurement Period, then the principal amount of the Note payable 26 months after the Closing (subject to extension as provided therein) shall increase in an amount equal to the lesser of (A) the difference of (x) Final EBITDA minus (y) Target EBITDA, for the Second Measurement Period (“Excess EBITDA”), or (B) the EBITDA Shortfall. For the avoidance of doubt, in no event shall the Notes exceed their aggregate value on the Closing Date.

(c) Access. After delivery of the Statement of Operations, and solely in connection therewith, the Purchaser shall permit the Sellers and their representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Statement of Operations, and shall provide the Sellers with copies thereof as reasonably requested by the Sellers. The Sellers and their representatives may make inquiries of the Purchaser and the Company and their respective employees, accountants and representatives regarding the Statement of Operations arising in the course of their review thereof, and the Purchaser shall use, and shall cause the Company to use, their commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries.

III.  CLOSING, DELIVERIES AND OTHER ACTIONS

3.1. Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of those conditions) set forth in Article IX, or in such other manner and such other time as the Purchaser and the Sellers shall agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2. Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following items:

(a) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Purchaser and (ii) any other documents that are necessary to transfer to the Purchaser good and valid title to the Shares free and clear of any Liens, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(b) a receipt, duly executed by the Sellers, evidencing receipt by the Sellers of the Purchase Price;

(c) an employment agreement, in the form attached hereto as Exhibit B, by and between the Company and E. Shaw (the “E. Shaw Employment Agreement”), duly executed by E. Shaw;

(d) an employment agreement, in the form attached hereto as Exhibit C, by and between the Company and R. Shaw (the “R. Shaw Employment Agreement”, and together with the E. Shaw Employment Agreement, the “Employment Agreements”), duly executed by R. Shaw;

(e) releases, each in the form of Exhibit D, duly executed by each Seller;

(f) reasonably current good standing certificates (or equivalent document) for the Company issued by the appropriate Governmental Authority in the Company’s jurisdiction of incorporation and in each jurisdiction where the Company is qualified to do business as a foreign corporation;

(g) copies of the Certificate of Incorporation (or equivalent document) of the Company, certified by the secretary of state of its jurisdiction of incorporation, and copies of the Bylaws (or equivalent document) of the Company, certified by an officer of the Company;

(h) the original corporate record books and stock record books of the Company, and all books and records (including data stored on discs, tapes or other media) related to the Company’s business, including, to the extent available, all current and historical financial, accounting and Tax records);

(i) all of the Consents listed on Schedules 4.4 and 5.4(b);

(j) certificates of the Sellers required pursuant to Sections 9.1(c) and (f);

(k) non-foreign person affidavits that comply with the requirements of Section 1445 of the Code, duly executed by each Seller and reasonably satisfactory to the Purchaser;

(l) a certificate of the Sellers, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Purchaser (i) all Indebtedness of the Company (other than accounts and trade payables not yet invoiced as of the Closing Date, which accounts and trade payables shall be a liability of the Sellers as Indebtedness), (ii) all Selling Expenses, (iii) all Bonus Amounts, and (iv) all Retained Accounts Receivable, in each case as of the Closing Date;

(m) [intentionally omitted];

(n) appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by the Purchaser to evidence the release of any and all Liens (other than Permitted Encumbrances) on any of the assets or properties of the Company;

(o) written resignations of each director and officer of the Company;

(p) joinder agreements, guarantees, security pledges, subordination agreements, certificates, and any other documents requested by the Purchaser’s lenders in connection with any required consent of such lenders to the transactions contemplated by this Agreement and the Ancillary Agreements, each to be effective only as of the Closing Date and in form and substance satisfactory to the Purchaser and its lenders; and

(q) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.

3.3. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers (unless otherwise indicated herein) the following items:

(a) the Purchase Price (comprised of the Cash Purchase Price and the Notes) payable as set forth in Section 2.5;

(b) the Employment Agreements, duly executed by the Company;

(c) a certificate of the Purchaser required pursuant to Sections 9.2(c); and

(d) such other documents and instruments as the Sellers reasonably request to consummate the transactions contemplated hereby.

IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby severally represent and warrant to the Purchaser as follows:

4.1. Authority, Validity and Effect. Each Seller has all requisite authority and full legal capacity to enter into and perform his or her obligations under this Agreement and any Ancillary Agreement to which such Seller is a party and to consummate the transactions contemplated herein and therein. This Agreement and such Ancillary Agreements have been duly executed and delivered by each Seller pursuant to all necessary authorization and are the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of any Seller is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

4.2. Title to Shares. The Sellers (a) are the record and beneficial owners of the Shares as set forth on Schedule 5.3, (b) have full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Shares to the Purchaser, and (c) have good and valid title to the Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Purchaser will acquire good and valid title to the Shares, free and clear of all Liens, other than Liens created by the Purchaser.

4.3. No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Sellers of their respective obligations hereunder or thereunder will (a) violate or conflict with the Certificate of Incorporation (or equivalent document) or the Bylaws (or equivalent document) of the Company, or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage, or Contract or oral understanding to which the Company, or any Seller is a party or by which any of their respective assets or properties are bound, (c)  result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company or any Seller, or (d) invalidate or adversely affect any Permit required for the conduct of the businesses of the Company, including, without limitation, any business license.

4.4. Consents. Except as set forth on Schedule 4.4, no Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Sellers of this Agreement or the Ancillary Agreements to which such Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

4.5. Litigation. There is no Order and no Action pending, or to the Company’s Knowledge, threatened against any Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent any Seller from complying with the terms of this Agreement.

4.6. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or any Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.

4.7. Purchaser Shares Legend. The Sellers acknowledge and accept that until such time as the Purchaser Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the amount of shares that may be immediately sold as of a particular date, the certificates representing the Purchaser Shares shall be issued with restrictive legends substantially similar to the following form (and a stop-transfer order may be placed against any transfer):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

4.8. Rule 144. The Sellers acknowledge and accept that until such time as the Purchaser Shares have been registered under the Securities Act or a Conversion Transaction occurs, if any Seller desires to sell any of his or her respective shares of the Purchaser Shares, then such Seller must comply with the terms and conditions of Rule 144 under the Securities Act, which terms and conditions include, among other things, mandatory holding periods.

4.9. Investment Representations.

(a) The Purchaser Shares acquired by the Sellers are being acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act or any applicable state securities laws.

(b) The Sellers (i) are financially able to hold the Purchaser Shares for long-term investment, (ii) understand that the nature and amount of the Purchaser Shares being purchased is consistent with their overall investment program and financial position and (iii) recognize that there are substantial risks involved in the acquisition of the Purchaser Shares, including risk of loss of the entire amount of such investment.

(c) The Sellers confirm that they (i) are familiar with the Purchaser, (ii) have been given the opportunity to ask questions of the officers and directors of the Purchaser and to obtain (and have received to their satisfaction) such information about the business and financial condition of the Purchaser as they have reasonably requested and (iii) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Purchaser Shares.

(d) Each Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

V. REPRESENTATION AND WARRANTIES RELATING TO THE COMPANY

Each Seller hereby, jointly and severally, represents and warrants to the Purchaser as follows:

5.1. Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth on Schedule 5.1, which are the only jurisdictions in which the Company is required to be so qualified.

5.2. Power. The Company has the necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

5.3. Capitalization of the Company. The authorized capital stock of the Company consists of 50,000 shares of common stock, without par value, of which 1,818 shares are issued and outstanding all of which have been (a) duly authorized and validly issued and are fully paid and non assessable and (b) issued in compliance with all securities laws and all applicable agreements. All of the Shares are owned beneficially and of record by the Sellers in each case free and clear of any Liens. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. No former equity owner of the Company or any of its respective predecessors, and no former holder of any right to acquire any interest in the Company or any of its respective predecessors (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against the Company. There are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Schedule 5.3 sets forth a true and complete statement of the capitalization of the Company. The Company has no Subsidiaries or Investments.

5.4. Property.

(a) Title. Other than the Permitted Exceptions, the Company has good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its tangible assets and properties (including, without limitation, the Leased Property) free and clear of any Liens. The assets and properties owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the operation of the business of the Company as it is currently conducted and proposed to be conducted. The Company owns no real property.

(b) Real Property Leases. Schedule 5.4(b) sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”), including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or the lessor under any of the Real Property Leases, and no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 5.4(b), (i) no Consent is required from the lessor under any of the Real Property Leases to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or any Seller is the owner or lessor of any Leased Real Property. The Company has not leased or sublet as lessor or sublessor, and no third party is in possession of, any of the Real Property.

(c) Tangible Personal Property. Schedule 5.4(c) sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $1,000 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in full possession of all of its Tangible Personal Property.

(d) Absence of Violations. Except as set forth on Schedule 5.4(d), (i) none of the Real Property, nor the leasing, occupancy or use of the Real Property, is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation, and (ii) the condition and use of the Real Property conforms to each applicable certificate of occupancy and all other Permits required to be issued in connection with the Real Property. The Company has obtained all Permits necessary for the operation of its business at the Real Property.

5.5. Litigation. Except as set forth on Schedule 5.5, there is no instance in which the Company is or has been within the previous five years (a) subject to any unsatisfied Order, or (b) a party or is threatened to be made a party to any Action. Except as set forth on Schedule 5.5, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Action. There are no Actions pending or threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

5.6. Compliance with Laws. The Company is now, and has been at all times during the previous five years, in compliance with all Laws and Orders, including, without limitation, those respecting (a) pension administration, (b) labor relations or employment matters and related foreign social security laws, (c) zoning, (d) delivery practices and procedures, and (e) intellectual property. To the Company’s Knowledge, no proposed Law or Order exists that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company. Neither the Company nor any Seller has received any notification or communication from any Governmental Authority threatening to revoke any Permit owned or held by the Company.

5.7. Necessary Property. The Company is the only operation through which the business of the Company is conducted, and no similar business is conducted by any Affiliate of the Company or of any Seller. The assets and properties currently owned, leased or licensed by the Company, constitute all of the assets and properties used in or necessary to conduct the business of the Company as it is currently conducted and proposed to be conducted.

5.8. Conduct of Business. Since December 31, 2007, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since December 31, 2007 and except as set forth on Schedule 5.8, the Company has not:

(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

(b) sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or Affiliates) any assets or properties except in the Ordinary Course of Business, or canceled any debts or claims;

(c) waived any rights of value or suffered any losses;

(d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock, any options or any other rights to acquire any of its equity interests;

(e) taken any other action or entered into any other transaction (including any transactions with employees, shareholders or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, (ii) made or granted any increase in benefits under any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;

(g) made any capital expenditures in excess of $1,000 in the aggregate or any commitments therefor;

(h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(i) made, changed or rescinded any Tax election;

(j) made any write off or write down of or made any determination to write off or write down any of its assets and properties;

(k) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(l) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed in the Schedules to this Agreement;

(m) commenced or terminated any line of business;

(n) received notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it; or

(o) (i) delayed, or taken any action to delay, payment of any accounts payable of the Company or failed to pay any accounts payable of the Company when due in accordance with their terms, or (ii) accelerated, or taken any action to accelerate, the payment of any accounts receivable of the Company or the collection of customer deposits by the Company.

5.9. Labor Matters.

(a) Union and Employee Contracts. (i) The Company is not a party to or bound by any union contract, collective bargaining agreement or other similar type of contract; (ii) the Company has not agreed to recognize any union or other collective bargaining representative; and (iii) no union or collective bargaining representative has been certified as representing any employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Company. Neither the Company nor any of its predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years and to the Company’s Knowledge there are no facts or circumstances that might lead to any such labor dispute. Except as set forth on Schedule 5.9(a), the Company is not a party to or bound by any employment contract, independent contractor agreement, consultation agreement or other similar type of contract.

(b) List of Employees, Etc. Schedule 5.9(b) sets forth a list of all officers, directors, employees (which term shall include any managing director), consultants and independent contractors of the Company, the rate of all regular and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities other than the then current accrual of regular payroll compensation, and any potentially existing change-in-control clause. Except as set forth on Schedule 5.9(b), the Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice or cause and without further liability to the Company. To the Company’s Knowledge, no employee of the Company intends to terminate his or her employment relationship with the Company.

(c) WARN Act. With respect to the employees of the Company, during the last twelve months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law.

(d) IRCA. To the Company’s Knowledge, all current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the previous three years, were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all employees. Further, at all times, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

(f) Former Employment Arrangements. To the Company’s Knowledge, no employee of the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.

(g) Manuals, Handbooks, Policies, Etc. True and complete copies have been made available to the Purchaser of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.

(h) Compliance and Investigations. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Neither the Company nor any of its executive officers has received within the past five years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(i) Effect of Execution and Delivery. None of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(j) Effect of Other Agreements. To the Company’s Knowledge, no current employee or current officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer or director and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer or director of the Company or (ii) the ability of the Company to conduct the business now being conducted by it.

5.10. Employee Benefit Plans.

(a) Schedule 5.10(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, enhanced redundancy or other severance schemes, share incentive schemes, share option schemes, bonus or profit sharing schemes, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company that are sponsored or maintained by the Company or any member of the Controlled Group or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans”, respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True and complete copies of the following materials have been delivered or made available to the Purchaser: (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Purchaser.

(c) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company. All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code. There is no pending or threatened assessment, Action, complaint, proceeding, or investigation of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one. The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under any Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Except as set forth in Schedule 5.10(e), neither the Company nor any member of the Controlled Group currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. There are no unfunded liabilities with respect to any Employee Plan listed in Schedule 5.10(e) that are not reflected on the Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Financial Statements.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Employee Plan, (A) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company’s Knowledge, no such proceedings with respect to any insurer are imminent.

(h) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code. No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

(i) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting (other than vesting resulting from termination of the Company’s retirement plans by the Purchaser after the Closing), or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(j) All Employee Plans subject to Section 409A of the Code comply in both form and operation with Section 409A of the Code and the rules and regulations thereunder.

(k) The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States. The Company does not currently maintain, contribute to or is not otherwise obligated under, nor in the past has it maintained, contributed to or was otherwise obligated under, any Foreign Plans.

5.11. Environmental. Except as set forth on Schedule 5.11, the Company is presently and has been at all times in compliance with all Environmental Laws applicable to the Real Property, formerly owned, leased or operated locations, or its business, and there exists no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

5.12. Contracts. Schedule 5.12 sets forth all of the Contracts, including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets of the Company are bound, (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness of the Company or granting of Liens on any property or asset of the Company (including any such contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any shareholders, directors, officers, employees of the Company or its respective Affiliates or Affiliates of any Seller; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, equipment or services (including, without limitation, computer hardware or software or other property or services) in excess of $10,000; (g) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving a distributor, sales representative, broker, franchise or advertising arrangement; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services, including, without limitation, service agreements under which the Company is required to provide services to insurers, self insured employees or any governmental or private health plan, managed care plan or other similar Person; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; or (n) any other material contract or agreement. The Company has provided to the Purchaser true and complete copies of each such Contract, as amended to date. Each Contract listed on Schedule 5.12 (or required to be listed on Schedule 5.12) is a valid, binding and enforceable obligation of the Company enforceable in accordance with its terms, subject to General Enforceability Exceptions. With respect to the Contracts listed on Schedule 5.12 (or required to be listed on Schedule 5.12): (a) neither the Company nor any other party thereto is in material default under or in violation of any Contract; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Company has not released any of its rights under any Contract.

5.13. Permits. Schedule 5.13 sets forth a true and complete list and description of all Permits issued to the Company and used in the conduct of its business. The Company is in compliance with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to the Company’s Knowledge, threatened termination, expiration or revocation of any such Permits. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Sellers of their respective obligations hereunder or thereunder will invalidate or adversely affect any such Permits. Except as set forth on Schedule 5.13, there are no other Permits that are necessary or required for the conduct of the business of the Company.

5.14. Intellectual Property.

(a) Schedule 5.14 sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Intellectual Property: (i) Patents; (ii) registered Trademarks and applications therefor; (ii) registered Copyrights and applications therefor; and (iv) Internet domain names. Any and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of the Intellectual Property and due before the Closing have been paid in full through the Closing, and except as set forth on Schedule 5.14, no such fees are due in the two-month period after the Closing. All actions required to record each owner throughout the entire chain of title of all of the Intellectual Property required to have been listed on Schedule 5.14 with each applicable Governmental Authority up through the Closing, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.

(b) Except as set forth on Schedule 5.14, (i) the Company owns and possesses all right, title and interest in and to the Intellectual Property, free and clear of all Liens; (ii) the Company has the sole and exclusive right to use the Intellectual Property for the life thereof; (iii) no claim by any Person contesting the validity, enforceability or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the Company’s Knowledge, is threatened and there are no grounds for the same; (iv) no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable; (v) neither the Company nor any Seller has received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property; and (vi) the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any Person and neither the Company nor any Seller is aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the business of the Company, nor has the Company or any Seller received any demand or request that the Company license any rights from any Person.

(c) The Intellectual Property comprises all of the intellectual property rights used in or necessary for the operation of the business of the Company as conducted or proposed to be conducted. The transactions contemplated by this Agreement and the Ancillary Agreements will have no adverse effect on the Company’s right, title and interest in and to the Intellectual Property. The Company has taken all necessary action to maintain and protect the Intellectual Property so as to not adversely affect the validity or enforceability of the Intellectual Property. To the Company’s Knowledge, the owners of any intellectual property licensed to the Company have taken all necessary and desirable action to maintain and protect that portion of the intellectual property subject to such licenses. Except pursuant to a Contract set forth on Schedule 5.12, the Company has not licensed or otherwise granted any right to any Person under any Intellectual Property owned by the Company or has otherwise agreed not to assert any such Intellectual Property against any Person.

(d) All former and current consultants or contractors to the Company have executed and delivered valid written instruments that assign to the Company all rights to any Intellectual Property developed by them in the course of their performing services for the Company. All employees of the Company who participated in the creation or contributed to the conception or development of Intellectual Property were employees of the Company at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company. No director, officer, shareholder, employee, consultant, contractor, agent or other representative of the Company, owns or claims any rights in (nor has any of them made application for) any Intellectual Property.

(e) Except as set forth on Schedule 5.14, all Information Systems used by the Company in the conduct of its business are owned, controlled and operated by the Company and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet).

5.15. Insurance. Schedule 5.15 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or non renewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 5.15. The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. No insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and to the Company’s Knowledge, no such proceeding with respect to any such carrier is imminent.

5.16. Financial Statements.

(a) Schedule 5.16(a) sets forth true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2007, and the related audited statements of income, retained earnings and cash flows for the fiscal year then ended, (ii) the unaudited balance sheets of the Company as of December 31, 2005 and 2006, and the related unaudited statements of income, retained earnings and cash flows for the fiscal years then ended, and (iii) the unaudited balance sheet of the Company as of June 30, 2008, and the related unaudited statements of income, retained earnings and cash flows for the 6-month period then ended (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared in accordance with GAAP (except as otherwise stated therein) consistently applied throughout the periods indicated and reviewed by the management of the Company. The Financial Statements were derived from the books and records of the Company, which are accurate and complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company’s internal controls and procedures are sufficient to ensure that the Financial Statements are accurate in all material respects.

5.17. Undisclosed Liabilities. The Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events entered into by the Sellers or the Company, except (a) liabilities reflected in the Financial Statements; (b) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business, none of which relates to (i) breach of Contract, (ii) breach of warranty, (iii) tort, (iv) infringement, (v) violation of Law or (vi) any environmental liability; or (c) as otherwise set forth on Schedule 5.17.

5.18. Accounts Receivable. All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company. The reserve on the Financial Statements against the accounts receivable for bad debts has been calculated in a manner consistent with past practice.

5.19. Bank Accounts. Schedule 5.19 sets forth a true and complete list of the name and address of (a) each bank or financial institution with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of the Company.

5.20. Product Liability and Warranty.

(a) Each product or service sold or otherwise delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against, or recall by, the Company) for replacement or repair of any such products or services or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth in the Financial Statements. No product manufactured, sold, leased or delivered, and no service provided, by the Company is subject to any recall or any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Schedule 5.20 sets forth true and complete copies of the standard terms and conditions of sale, lease or service of the Company (containing applicable guaranty, warranty and indemnity provisions). There have been no recalls of any of the products manufactured, sold, distributed, leased, delivered or provided by the Company and there exists no basis that could result in any such recalls.

(b) The Company has no liability, and there is no basis for any present or future Action against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product or service manufactured, sold, distributed, leased, delivered or provided by the Company.

5.21. Indebtedness. Schedule 5.21 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company.

5.22. Taxes.

(a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company have been filed when due in accordance with all applicable Laws.

(b) All Returns with respect to Pre-Closing Tax Periods (i) correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company, (ii) were correct and complete in all respects and (iii) have been prepared in accordance with all applicable Laws. The Company is not currently a beneficiary of any extension of time within which to file any Return.

(c) All Taxes owed by the Company (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

(d) No Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(e) There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company in respect of any Tax.

(f) The Company has no Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Periods or Pre-Closing Straddle Periods, except for Tax liabilities reflected in the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary Course of Business (including payroll Taxes and other similar Taxes), which Tax liabilities shall remain the sole liability of the Sellers after the Closing.

(g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Exceptions.

(i) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. The Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(j) Schedule 5.22(j) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company.

(k) Neither the Company nor any Seller has received notice of any claim by a Taxing Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction or Taxing Authority.

(l) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(m) The Company has disclosed on its federal income Tax Returns (to the extent applicable) all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign law), (iv) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(o) The Company is not a party to any Tax allocation or sharing agreement or arrangement.

(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not distributed the stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(q) The Company has not participated in a reportable transaction as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) and (c)(3) (or any predecessor provision thereto).

5.23. Customers. Except as set forth on Schedule 5.23, (i) all material customers continue to be customers of the Company and none of such material customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2007, and to the Company’s Knowledge, no such reduction will occur; (ii) no material customer has terminated its relationship with the Company or has threatened to do so; (iii) the Company is not involved in any claim, dispute or controversy with any material customer; and (iv) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

5.24. Disclosure. Neither the Company nor any Seller has withheld from the Purchaser any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business. Neither this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Purchaser by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Company has delivered to the Purchaser a true and complete copy of each document disclosed or required to be disclosed on the Schedules to this Agreement.

5.25. Related Party Transactions. Except as set forth on Schedule 5.25, none of the Company, the Sellers or any of their respective Affiliates, nor any current or former director, officer or employee of the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company, or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of its business, or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company. Except as set forth on Schedule 5.25, there is no outstanding Indebtedness owed to the Company from any current or former director, officer, employee or consultant of the Company or any Seller or any of their respective Affiliates.

5.26. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or any Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.

VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

6.1. Existence and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

6.2. Power. The Purchaser has the corporate power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the Ancillary Agreements.

6.3. Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Sellers or any other party thereto, represent the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to General Enforceability Exceptions.

6.4. No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will violate or conflict with the Purchaser’s Certificate of Incorporation (or equivalent document) or Bylaws (or equivalent document) or any Law or Order.

6.5. Consents. Except as set forth in Section 9.1(h), no Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

6.6. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Sellers will become obligated to pay a fee or commission.

VII. TAX MATTERS

7.1. Returns. The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any Pre-Closing Tax Period or Straddle Period. The Sellers shall pay all Taxes owed with respect to any Return (in the case of a Return for a Straddle Period, Taxes attributable to the Pre-Closing Straddle Period) within 5 days of the Purchaser’s request therefor.

7.2. Apportionment of Taxes.

(a) Liability. The Sellers will be liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period whether or not shown on any Returns.

(b) Apportionment of Tax. For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned with respect to such Straddle Period based on the period ending on the Closing Date (the “Pre-Closing Straddle Period”) and the period that begins on the day after the Closing Date (the “Post-Closing Straddle Period”) in accordance with this Section 7.2.

(c) Pre-Closing Straddle Period Calculation. The portion of Tax attributable to the Pre-Closing Straddle Period will be calculated as follows:

(i) In the case of any Taxes other than sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period.

(ii) In the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.

(iii) To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be (A) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period or (B) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date.

(iv) In the case of a Tax that is (A) paid for the privilege of doing business during a period (a “Privilege Period”) and (B) computed based on business activity occurring during an accounting period ending prior to the Privilege Period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not the Privilege Period.

(d) Post-Closing Straddle Period Apportionment. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner to the calculation of the portion of Tax attributable to a Pre-Closing Straddle Period described in Section 7.2(c).

(e) Transfer Taxes. All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Purchaser or the Company in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid by the Sellers when due, and the Sellers, will cause to be filed all necessary Returns and other documentation with respect to all such Transfer Taxes.

7.3. Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Purchaser and the Company, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Sellers shall within 10 days of the Purchaser’s request therefor deliver any information required to be reported by the Purchaser or the Company pursuant to Section 6043A of the Code.

7.4. Certain Controversies. Notwithstanding Section 10.2, the Purchaser (or the Company after the date hereof), at its sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter that does not relate solely to a Pre-Closing Tax Period before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to such a Tax Matter and to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Purchaser (or the Company after the date hereof) will not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the indemnification obligations of the Sellers hereunder without the prior written consent of the Sellers, which consent may not be unreasonably withheld or delayed. The Purchaser shall, in good faith, allow the Sellers to consult with the Purchaser regarding the conduct of or positions taken in any such proceeding.

7.5. Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

VIII. CERTAIN COVENANTS AND AGREEMENTS

8.1. Pre-Closing Covenants.

(a) Access to Information. Until the Closing, the Sellers shall, and shall cause the Company and its respective representatives to, (i) afford the Purchaser and its counsel, accountants, lenders and other representatives (collectively, “Purchaser’s Advisors”) full and free access to the Company’s personnel, customers, suppliers, landlords, properties, facilities, offices, contracts, books and records, permits and other documents and data during normal business hours and upon reasonable notice, (ii) furnish the Purchaser and Purchaser’s Advisors with copies of all such contracts, books and records, permits and other existing documents and data as the Purchaser may reasonably request and (iii) furnish the Purchaser and Purchaser’s Advisors with such additional financial, operating and other data and information as the Purchaser may reasonably request. Any such access shall be conducted at the Purchaser’s expense, and shall be managed by and conducted through the Sellers and subject to such additional limitations the Sellers may reasonably require to prevent the unreasonable disruption of the Company’s business.

(b) Conduct of Business in Normal Course. The Sellers covenant and agree to (i) use reasonable best efforts to keep the Company’s present business organization intact, (ii) keep available the services of the present officers, employees and agents of the Company, (iii) preserve present relationships and good will with suppliers, customers, landlords, creditors, employees, agents and other Persons having business dealings with the Company, (iv) generally operate the business of the Company in the Ordinary Course of Business, (v) maintain the Company’s books and records in accordance with good business practice and GAAP, (vi) maintain all Permits necessary for the conduct of the Company’s business and (vii) use reasonable efforts to operate the Company in such a manner as to cause the representations and warranties relating to the Company set forth in this Agreement to be true and correct in all material respects as of the Closing. The Sellers covenant and agree that, except as otherwise expressly contemplated by this Agreement, required by applicable Law or as specifically consented to in writing by the Purchaser, the Sellers shall not undertake or permit any action that would (x) require disclosure under Schedule 5.8, (y) result in a breach of the representations and warranties contained in Section 5.8 or (z) likely result in a material adverse effect on the Company’s condition (financial or otherwise), business, assets, properties, liabilities, results of operations or prospects.

(c) Notification of Certain Matters. The Sellers, on the one hand, and the Purchaser, on the other hand, agree to give prompt notice to the other of (i) any circumstance that would likely cause any of such Party’s representations or warranties contained in this Agreement to be untrue or inaccurate, (ii) any failure on such Party’s part to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder and (iii) any circumstance that may make the satisfaction of the conditions in Article IX impossible or unlikely.

(d) Commercially Reasonable Efforts. Prior to the Closing Date or the earlier termination of this Agreement, (i) the Parties agree to use all reasonable efforts to obtain the closing deliverables specified in this Agreement necessary to consummate the transactions contemplated hereby, and (ii) the Sellers agree, and agree to cause the Company to, use all reasonable efforts to obtain any required consent of the Purchaser’s lenders to the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, by providing the access described in Section 8.1(a) and delivering the items that may be requested pursuant to Section 3.2(p).

(e) Excluded Assets. Effective as of or prior to the Closing, the Company shall, and the Sellers shall cause the Company to, distribute to the Sellers (or any of them) pursuant to documentation reasonably acceptable to the Purchaser all of the assets listed on Schedule 8.1(e) of the Company (the “Excluded Assets”). Schedule 8.1(e) sets forth a true and complete list of all Excluded Assets, including the true and correct book value of each Excluded Asset.

8.2. Post-Closing Covenants.

(a) Purchaser Shares. No Seller will transfer any Purchaser Shares in the absence of a Conversion Transaction or an effective registration statement unless such Seller has furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition does not require registration of such Purchaser Shares under the Securities Act, or the Purchaser determines that such opinion of counsel is unnecessary. The Purchaser will not require opinions of counsel for transfers of Purchaser Shares made pursuant to Rule 144 under the Securities Act if the Purchaser is provided with any certificates or other evidence of compliance with Rule 144 under Securities Act reasonably required by it in connection with such transfer (including a copy of the relevant Form 144).

(b) Retained Accounts Receivable. If the Purchaser or the Company receives any payment on account of or relating to any Retained Accounts Receivable, such payment shall be the property of, and shall be immediately forwarded and remitted to the Sellers. The Purchaser and the Company shall promptly endorse and deliver to the Sellers any cash, checks or other documents received by the Purchaser or the Company on account of any such Retained Accounts Receivable. The Purchaser and the Company shall advise the Sellers (promptly following the Purchaser or the Company becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Retained Accounts Receivable.

(c) Bonus Pool. For all Measurement Periods containing Excess EBITDA, the Company shall pay to its employees an aggregate amount equal to 10% of Excess EBITDA (each, a “Bonus Payment”) to be allocated among the Company’s employees (or any of them) as determined by the Sellers in their reasonable discretion. Each Bonus Payment, if any, shall be paid by the Company to such employees within 60 days of determination of the amount of Excess EBITDA.

(d) Closing Date Balance Sheet. Within 15 days after the Closing Date, the Sellers shall prepare (or cause to be prepared) and deliver to the Purchaser an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”), including a trial balance with respect thereto, prepared in accordance with GAAP. The Sellers agree that the Closing Date Balance Sheet will present fairly, in all material respects, the financial position of the Company as of the Closing Date. Thereafter, upon the Purchaser’s request, the Sellers will provide the Purchaser with true and complete copies of any work papers or other supporting documentation used in connection with preparing the Closing Date Balance Sheet.

IX. CONDITIONS TO CLOSING

9.1. Conditions Precedent to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties of the Sellers contained in this Agreement that are not expressly limited or qualified as to the Company’s Knowledge or materiality shall be true and correct in all material respects as if made at and as of the Closing Date, and each of the representations and warranties of the Sellers contained in this Agreement that are expressly limited or qualified as to the Company’s Knowledge or materiality shall be true and correct in all respects as if made at and as of the Closing Date (except, in both instances, (i) as a result of any event, circumstance or transaction contemplated by this Agreement or otherwise approved in writing by the Purchaser, and (ii) for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as if made as of such date).

(b) Covenants Performed. The Sellers and/or the Company shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Sellers and/or the Company on or before the Closing Date.

(c) Compliance Certificate. The Purchaser shall have received a certificate signed by the Sellers certifying as to the matters set forth in Sections 9.1(a) and (b).

(d) No Injunction, etc. There will not be any Law or Order of any Governmental Authority prohibiting, delaying or invalidating the transactions contemplated by this Agreement, or any pending or threatened Action by an unrelated third party to such effect or seeking damages from the Purchaser or the Company if the transactions contemplated by this Agreement are completed.

(e) The Sellers’ Closing Deliverables. The Sellers shall have delivered or caused to be delivered to the Purchaser the items listed in Section 3.2.

(f) Material Adverse Effect. Since December 31, 2007, there shall have been no change, event or condition of any character (whether or not covered by insurance) that, in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities, results of operations or prospects of the Company, and the Purchaser will have received a certificate attesting thereto duly executed by the Sellers.

(g) Due Diligence Investigation. The Purchaser shall be satisfied in its sole discretion with its due diligence investigation of the Company.

(h) Lender Consent. The Purchaser’s lenders shall have granted any required consents to the transactions contemplated by this Agreement and the Ancillary Agreements, without any adverse conditions or stipulations on the Purchaser or any of its Affiliates, as determined by the Purchaser in its sole discretion.

9.2. Conditions Precedent to the Sellers’ Obligations. The obligations of the Sellers to sell the Shares are subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties of the Purchaser contained in this Agreement that are not expressly limited or qualified as to materiality shall be true and correct in all material respects as if made at and as of the Closing Date, and each of the representations and warranties of the Purchaser contained in this Agreement that are expressly limited or qualified as to materiality shall be true and correct in all respects as if made at and as of the Closing Date (except, in both instances, (i) as a result of any event, circumstance or transaction contemplated by this Agreement or otherwise approved in writing by the Sellers, and (ii) for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as if made as of such date).

(b) Covenants Performed. The Purchaser shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Purchaser on or before the Closing Date.

(c) Compliance Certificate. The Sellers shall have received a certificate signed by an authorized officer of the Purchaser certifying as to the matters set forth in Sections 9.2(a) and (b).

(d) No Injunction, etc. There will not be any Law or Order of any Governmental Authority prohibiting, delaying or invalidating the transactions contemplated by this Agreement, or any pending or threatened Action by an unrelated third party to such effect or seeking damages from the Sellers if the transactions contemplated by this Agreement are completed.

(e) Purchaser Closing Deliverables. The Purchaser shall have delivered or caused to be delivered to the Sellers the items listed in Section 3.3.

X. REMEDIES

10.1. General Indemnification Obligation.

(a) Sellers’ Indemnification Obligations. The Sellers jointly and severally shall indemnify and hold harmless the Purchaser, the Company and their respective officers, directors, employees, agents and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of the Sellers contained in this Agreement or any Ancillary Agreement, in each case, determined without regard to any qualification with respect to materiality, material adverse effect or other similar qualification;

(ii) any breach of any covenant or agreement of any Seller contained in this Agreement or any Ancillary Agreement;

(iii) claims arising in whole or in part out of the operation of the Company prior to the Closing;

(iv) any Indebtedness of the Company, Selling Expenses, or Bonus Amounts not fully paid or taken as a reduction to the Purchase Price at the Closing; or

(v) (A) any Taxes of the Company attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period; (B) all Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (C) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing.

(b) Purchaser’s Indemnification Obligations. The Purchaser shall indemnify and hold harmless the Sellers from and against any and all Losses incurred or suffered by any Seller based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement, or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement.

10.2. Notice and Third Party Liability.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after any Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) has under Section 10.1 that may result in a Loss for which such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

(b) Third Party Claims. If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with the Liability Claims, the “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 10 days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 10.2(b), the Indemnified Party may continue to defend the Third Party Claim. Notwithstanding the foregoing, if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party. The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.

10.3. Survivability; Limitations.

(a) The representations and warranties of the Sellers and the Purchaser contained in this Agreement or in any Ancillary Agreement will survive for a period of 24 months following the Closing (the “Expiration Date”); provided, however, that:

(i) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 5.6 (Compliance with Laws), 5.10 (Employee Benefit Plans) and 5.11 (Environmental) will be the longer of the 5-year anniversary of the Closing or the expiration of the applicable statute of limitations as extended;

(ii) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Section 5.22 (Taxes) will be the expiration of the applicable statute of limitations as extended;

(iii) there will be no Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.1 (Authority, Validity and Effect), 4.2 (Title to Shares), 4.3 (No Conflict), 4.4 (Consents), 4.6 (Brokers), 4.7 (Purchaser Shares Legend), 4.8 (Rule 144), 4.9 (Investment Representations), 5.1 (Existence and Good Standing), 5.2 (Power), 5.3 (Capitalization of the Company), the first sentence of 5.4(a) (Title), 5.14(b)(i) (Intellectual Property), 5.17 (Undisclosed Liabilities), 5.21 (Indebtedness), 5.25 (Related Party Transactions) and 5.26 (Brokers); and

(iv) any Claims pending on any Expiration Date for which notice has been given in accordance with Section 10.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) Notwithstanding anything to the contrary contained in this Article X:

(i) the Sellers will not have any liability as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement (other than the Special Representations), until the aggregate amount of all such Losses sustained by the Purchaser Indemnified Parties exceeds $20,000, in which case the Sellers will be jointly and severally liable for all such Losses exceeding such amount; and

(ii) the Purchaser will not have any liability as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement until the aggregate amount of all such Losses sustained by the Sellers exceeds $20,000, in which case the Purchaser will be liable for all such Losses exceeding such amount.

(c) Notwithstanding anything to the contrary in this Agreement,

(i) any indemnification obligations of the Sellers shall first be drawn from the Holdback Amount, and thereafter, the Sellers will be jointly and severally liable for all indemnification obligations pursuant to this Agreement; provided that, if (A) the Holdback Amount is insufficient to satisfy any Claim(s) or has otherwise been disbursed to the Sellers, and (B) either Note matures by its terms not later than thirty (30) days after the date that any Purchaser Indemnified Party first asserts a Claim, then the indemnification obligations of the Sellers with respect to such Claim(s) shall be satisfied by offset against such Note in accordance with Section 10.6 and, only if such offset results in a deficiency with respect to such Claim(s), will the Sellers be obligated to satisfy the balance of the indemnification obligation by making out-of-pocket payments; and

(ii) with respect to Losses based solely upon any shortfall in the Company’s Adjusted EBITDA below $715,104 as of the Closing Date (except to the extent based on fraud), the Purchaser shall not be entitled to reduce the principal amount of the Notes with respect to such Losses to the extent the Purchaser has already recovered from the Sellers any and all such Losses, including for any diminution in value of the Company as more specifically described in the definition of “Losses” herein.

10.4. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

10.5. Adjustment to the Purchase Price. Any indemnification payments made pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

10.6. Set-Off. If the Sellers are obligated to indemnify any Purchaser Indemnified Party, the Purchaser shall be entitled, in addition to any other right or remedy such Purchaser Indemnified Party may have, but subject to the limitations set forth in Section 10.3, to exercise rights of set-off against any amounts due and payable by the Purchaser to the Sellers arising under this Agreement or any Ancillary Agreement or that may thereafter be due and payable to the Sellers under this Agreement or any Ancillary Agreement.

10.7. Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article X are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided, however, that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement.

XI. MISCELLANEOUS

11.1. Competitive Activity; Non-Solicitation; Confidentiality.

(a) Non-Competition. As additional consideration for the Purchase Price, each Seller agrees that, during the Non-Compete Period, he or she shall not, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business which competes with the business of the Company within the Restricted Territory; (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company within the Restricted Territory; (iii) divert, entice or otherwise take away any existing or potential customers, business, patronage or orders of the Company within or outside the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any Person engaged in any business that competes with the business of the Company within the Restricted Territory. Nothing contained in this Section 11.1 shall prohibit the Sellers from acquiring or holding at any one time a passive investment of less than 2 percent of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Company within the Restricted Territory. For the purposes of this Section 11.1, the Company shall also include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company. For the avoidance of doubt, the practice of law by R. Shaw shall not be deemed to be competitive with the business of the Company.

(b) Non-Solicitation. During the Non-Compete Period, each Seller agrees that he or she shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies, without obtaining written consent of the Company prior to such solicitation or inducement.

(c) Non-Disclosure.

(i) Each Seller will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing the Sellers’ respective duties as employees of the Company, use any trade secrets or confidential business and technical information of the Company, any of its subsidiary, affiliated or related companies, or any of its customers or vendors, without limitation as to when or how the Sellers may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Sellers specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of either Seller whether compiled by the Company and/or the Sellers, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by either Seller (except in the course of performing their respective duties and obligations to the Company) shall constitute a misappropriation of the Company’s trade secrets.

(ii) Each Seller agrees that at any time upon the request of the Company, such Seller shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 11.1(c)(i). If such items are not so returned, then the Company will have the right to charge such Seller for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(d) Acknowledgment and Relief. The Sellers acknowledge that (i) their obligations under this Section 11.1 are reasonable in the context of the nature of the business of the Company and the competitive injuries likely to be sustained by the Company if the Sellers were to violate such obligations, (ii) the covenants in this Section 11.1 are adequately supported by consideration from the Purchaser for the benefit of the Company after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the business of the Company that the Sellers not compete with the Company for the reasonable period contained herein. Accordingly, the Sellers acknowledge and agree that the remedy at law available to the Company for breach of any of the Sellers’ obligations under this Section 11.1 would be inadequate; therefore, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 11.1, without the necessity of proof of actual damage. If it shall be judicially determined that any Seller has violated this Section 11.1, then the period applicable to each obligation that such Seller has been determined to have violated will automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(e) Employment Agreement. The obligations and restrictions set forth in this Section 11.1 are in addition to the provisions of any employment or other agreement between the Company and the applicable Seller that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 11.1 (including, without limitation, the Employment Agreements).

11.2. Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Sellers shall execute and deliver or cause to be executed and delivered to the Purchaser or the Company, such instruments and other documents as the Purchaser or the Company may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

11.3. Press Release and Announcements. No Seller may issue any press release or other public announcement relating to the existence or subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior approval of the Purchaser; provided, however, nothing in this Section 11.3 will preclude any Seller from making any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may) consents from any Governmental Authority.

11.4. Termination.

(a) Right to Terminate. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Purchaser, on the one hand, and the Sellers, on the other hand;

(ii) by the Purchaser, if the Sellers shall have breached or failed to perform in any material respect any of their covenants or agreements under this Agreement required to be performed before the Closing Date, or if any of the representations and warranties of the Sellers set forth in this Agreement shall not be true in any material respect;

(iii) by the Sellers, if the Purchaser shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement required to be performed before the Closing Date, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true in any material respect;

(iv) by either the Purchaser or the Sellers if the Closing has not occurred by October 17, 2008 other than as a result of any breach of the party attempting such termination, or such other date, if any, as the Purchaser and the Sellers may agree in writing;

(v) by either the Purchaser or the Sellers if any Governmental Authority has issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(vi) by the Purchaser if it is not satisfied in its sole discretion with the results of its due diligence investigation or if it is unable to obtain the consent of its lenders to the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Effect of Termination. Each Party’s right of termination under Section 11.4(a) is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.4(a), written notice thereof must be given by the terminating Party to all other Parties specifying the provision of Section 11.4(a) pursuant to which such termination is made, and this Agreement will terminate and become void and of no further force and effect and there will be no further liability or obligation on the part of any Party, except that the provisions of this Section 11.4, and Sections 11.5 through 11.11 shall survive any termination of this Agreement. Nothing in this Section 11.4(b) shall relieve any Party of liability for any breach of this Agreement.

11.5. Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

11.6. No Assignment. The rights and obligations of the Sellers under this Agreement may not be assigned without the prior written consent of the Purchaser. The Purchaser may, without the consent of the Sellers, assign its rights and obligations under this Agreement.

11.7. Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

11.8. Integration, Modification and Waiver. This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Purchaser. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

11.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

11.10. Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

11.11. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Sellers:

REPTECH Corp.
6400 South Fiddler’s Green Circle, Suite 500
Greenwood Village, Colorado 80111
Attention: Ralph W. Shaw
Facsimile No.: (720) 489-8444

with a copy to:

McGloin, Davenport, Severson and Snow, P.C.
1600 Stout Street, Suite 1600
Denver, Colorado 80202
Attention: Robert M. Severson, Esq.
Facsimile No.: (303) 571-1600

If to the Purchaser:

National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio 43017
Attention: John M. Davis
Facsimile No.: (614) 923-5242

with a copy to:

Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Jeffrey D. Litle, Esq.
Facsimile No.: (614) 461-4198

11.12. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

11.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Blank - Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title:

PENSION TECHNICAL SERVICES, INC.

By:
Name:
Title:

Ralph W. Shaw, individually

Eileen A. Baldwin-Shaw, individually

EXHIBIT A

Form of Notes

[attached]

EXHIBIT B

Form of E. Shaw Employment Agreement

[attached]

EXHIBIT C

Form of R. Shaw Employment Agreement

[attached]

EXHIBIT D

Form of Release

[attached]